SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of Earliest Event Reported): June 6, 2002


                                FONIX CORPORATION
             (Exact name of registrant as specified in its Charter)


        Delaware                       0-23862                   87-0380088
(State or other jurisdiction    (Commission File Number)       (IRS Employer
  of incorporation)                                          Identification No.)


180 West Election Road, Suite 200, Draper, Utah                      84020
(Address of principal executive offices)                          (Zip Code)


Registrant's Telephone Number, Including Area Code:  (801) 553-6600


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ITEM 5. Other Events.

         Effective June 6, 2002, Fonix Corporation (the "Company") entered into a loan and repayment agreement (the "Agreement") with Thomas A. Murdock and Roger D. Dudley, two of its executive officers and directors, relating to a loan by Messrs. Murdock and Dudley to the Company.

         Pursuant to the Agreement, Messrs. Murdock and Dudley agreed to sell certain of their shares of the Company's Class A common stock (the "Shares"), and lend the gross proceeds, net only of selling commissions, to the Company. The loan was made pursuant to a promissory note (the "Note"), which bears interest at a rate of ten percent (10%) annually, with interest payable semi-annually. Six months after the date of the Note, the outstanding balance of the Note becomes convertible into shares of the Company's Class A common stock. The conversion price would be equal to the average price on the days the Shares were sold. If Messrs. Murdock and Dudley choose to exercise the conversion right, and if the market price at the time of conversion is less than the price at which the Shares were sold, the Company will issue sufficient additional shares of the Company's Class A common stock to equal the gross dollar value received from the sale of the Shares. The Company also agreed to grant to Messrs. Murdock and Dudley piggyback registration rights for any shares issued upon conversion, to be effective 90 days after issuance of the shares upon conversion.

         The loan is secured by the intellectual property rights of the Company, but the security interest is to be released in the event that the proposed increase in the Company's authorized capital is approved by the Company's shareholders at the Company's upcoming annual meeting, presently scheduled for July 12, 2002.

         Additionally, the Company agreed to reimburse Messrs. Murdock and Dudley for any costs or expenses incurred in connection with the sale of shares and loan to the Company, including any tax liabilities. Finally, in further consideration for the loan, the Agreement provides that the Board of Directors shall determine any additional consideration to be paid to Messrs. Murdock and Dudley for the present loss of the economic value of the Shares resulting from the sale and loan of the proceeds to the Company.

ITEM 7.   Financial Statements and Exhibits

         (a)      Financial Statements

                  None

         (b)      Exhibits

                  None



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     FONIX CORPORATION
                                     (Registrant)




                                     By:      /s/ Thomas A. Murdock
                                        ------------------------------
Date: June 10, 2002                           Thomas A. Murdock
                                              President and CEO